Exhibit 99.2

FOR IMMEDIATE RELEASE

November 19, 2019

S&P Global Announces Pricing of Public Offering of

$500,000,000 Senior Notes due 2029 and $600,000,000 Senior Notes due 2049

NEW YORK – S&P Global (NYSE: SPGI) (the “Company”) today announced that it has priced a public offering of $500,000,000 aggregate principal amount of 2.500% senior notes due 2029 and $600,000,000 aggregate principal amount of 3.250% senior notes due 2049. Goldman Sachs & Co. LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as joint book-running managers in connection with the offering.

The senior notes due 2029 were priced at 99.833% of their principal amount with a yield to maturity of 2.519%, and the senior notes due 2049 were priced at 99.240% of their principal amount with a yield to maturity of 3.290%. Each series of notes will be unsecured obligations of the Company and will be guaranteed by its subsidiary, Standard & Poor’s Financial Services LLC. The closing of the sale of the notes is expected to occur on or about November 26, 2019, subject to customary closing conditions.

The net proceeds from the offering, together with cash on hand if and to the extent necessary, will be used to pay the purchase price for, and accrued and unpaid interest on, any and all of the Company’s outstanding 3.300% senior notes due 2020 (the “2020 notes”) and its outstanding 6.550% senior notes due 2037 (the “2037 notes”) validly tendered (and not validly withdrawn) and accepted for purchase pursuant to a cash tender offer announced separately today, and to pay related fees and expenses in connection with the tender offer. Completion of this offering is not contingent upon completion of the tender offer. Completion of the tender offer is contingent on completion of this offering. To the extent that all of the outstanding 2020 notes are not tendered and purchased in the tender offer, the Company may, but is not obligated to, use a portion of any remaining net proceeds from this offering to redeem all or a portion of the remaining 2020 notes.

The notes are being offered pursuant to an effective registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Copies of the prospectus supplement relating to this offering may be obtained by contacting: Goldman Sachs & Co. LLC, Attn: Prospectus Department, at 200 West Street, New York, NY 10282, telephone: 866-471-2526 or fax: 212-902-9316; BofA Securities, Inc., Attn: Prospectus Department, at 200 North College Street, NC1-004-03-43, Charlotte NC 28255-0001, telephone: 800-294-1322 or email: dg.prospectus_requests@bofa.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (800) 831-9146 or email: prospectus@citi.com; or Morgan Stanley & Co. LLC, Attn: Investment Banking Division, at 1585 Broadway, 29th Floor, New York, NY 10036, telephone: 212-761-6691 or fax: 212-507-8999.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,”

“forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as whether the offering will be completed, the anticipated use of net proceeds from the offering, the outcome of the tender offer with respect to the 2020 notes and 2037 notes and any redemption of the 2020 notes.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things, market and other conditions, as well as factors described in the Company’s filings with the SEC, including the Risk Factors sections in the prospectus related to this offering and in the Company’s most recently filed Annual Report on Form 10-K and any subsequent document it files with the SEC.

Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law.

About S&P Global

S&P Global is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering deep data and insights on critical business factors including ESG. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 21,000 employees in 35 countries.

Contact:

Investor Relations:

Chip Merritt

Senior Vice President, Investor Relations

(212) 438-4321 (office)

chip.merritt@spglobal.com

News Media:

David Guarino

Chief Communications Officer

(212) 438-1471 (office)

dave.guarino@spglobal.com

SOURCE S&P Global